Exhibit 10.3

Dated December 1, 2005

Hauppauge Digital,Inc.

as Pledgor

JPMorgan Chase Bank, N.A.

as Pledgee

and

Hauppauge Digital Europe S.àr.l.

as the Company

SHARE PLEDGE AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS	1
2.	PLEDGE	3
3.	PERFECTION OF THE PLEDGE	3
4.	CONTINUING AND ADDITIONAL SECURITY	3
5.	VOTING RIGHTS	4
6.	DISTRIBUTIONS	5
7.	SUBSCRIPTION RIGHTS	5
8.	REPRESENTATIONS AND WARRANTIES	5
9.	UNDERTAKINGS AND COVENANTS	6
10.	SHAREHOLDER APPROVAL	7
11.	ENFORCEMENT	7
12.	TERMINATION	8
13.	LIABILITY AND INDEMNITY	8
14.	WAIVERS, REMEDIES CUMULATIVE	8
15.	COSTS	8
16.	NOTICES	8
17.	ASSIGNMENT	9
18.	GOVERNING LAW AND JURISDICTION	10
19.	AMENDMENTS	10
20.	COUNTERPARTS	11
21.	SEVERABILITY	11
	EXECUTION PAGE	11
	SCHEDULE 1	13
	SCHEDULE 2	14

1

THIS SHARE PLEDGE AGREEMENT (this “Agreement”) was made on this 1st day of December 2005

BETWEEN:

1.             Hauppauge Digital, Inc., a company organised and existing under the laws of New York and having its principal place of business at New York, 11788, 91, Cabot Court, Hauppauge (the “Pledgor”); and

2.             JPMorgan Chase Bank, N.A., a national banking association organised and existing under the federal laws of the United States of America and having its registered office at 395 North Service Road, Melville, New York, 11747 (the “Pledgee”).

IN THE PRESENCE OF:

3.             Hauppauge Digital Europe S.àr.l., a private limited liability company (société à responsabilité limitée) organised and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 12, rue Léon Thyes, L-2636 Luxembourg, Grand Duchy of Luxembourg and registered with the commercial registry of Luxembourg under no. B 71.905 (the “Company”).

WHEREAS:

(A)          The Pledgor owns 100 per cent (100%) of the share capital and the voting rights of the Company.

(B)           The Pledgee has made, and may from time to time make, loans to Hauppauge Computer Works, Inc., (the “Borrower”), which loans are or shall be evidenced by one or more promissory notes (the “Notes”) and pursuant to which the Borrower will incur obligations owing to the Pledgee (the “Obligations”).

(C)           The Pledgor has guaranteed the Obligations of the Borrower pursuant to a guarantee agreement dated on the date hereof (as amended, restated or supplemented, from time to time, the “Guarantee”).

(D)          As a condition to the making of such loans under the Notes and to accept the Guarantee of the Pledgor, the Pledgor is required to create a first priority right of pledge over the Pledged Assets (as defined below) in favour of the Pledgee in accordance with the terms set forth herein.

NOW IT IS AGREED AS FOLLOWS:

1              DEFINITIONS

1.1           Unless otherwise defined herein, capitalised terms and expressions used in this Agreement (including the recitals hereto) will have the same respective meanings as set forth in the Guarantee and the Notes. In addition, the following capitalised terms and expressions will have the following meanings:

“Business Day” means a day on which the banks are open for general business in Luxembourg and New York.

“Pledged Assets” means the Shares together with any present or future rights attached thereto (including, but not limited to, any voting rights and rights of pre-emption), any cash distributions on the Shares, including dividends or redemption proceeds of such Shares, or any other values, securities, rights or property received in respect of the Shares.

“Right of Pledge” means the right of pledge created by this Agreement in accordance with Clause 2.

“Shares” means:

(a)           eight thousand twenty three (8023) registered shares in the capital of the Company with a nominal value of thirty euro (EUR 30.-) each; and

(b)           any and all shares in the capital of the Company which are acquired or offered in substitution or in addition to such shares, including those which may be subscribed by the Pledgor in the case of an increase of the share capital of the Company, following exchange, merger, consolidation, division, issue or stock dividend, subscription for cash or otherwise after the date of this Agreement.

“Secured Obligations” means any and all obligations and liabilities of the Pledgor to the Pledgee, whether present or future, whether actual or contingent, whether for principal, interest, costs, charges and expenses in connection with (i) the Guarantee and the Notes or (ii) this Agreement, each as amended, supplemented, restated or novated from time to time, as well as any indemnities due thereunder.

1.2           Unless otherwise defined herein, any reference in this Agreement to:

(a)           the Pledgor, the Pledgee, the Company and any other person will be construed so as to include any subsequent successors and permitted assigns and transferees in accordance with their respective interests;

(b)           a “Clause” or a “Schedule” will, subject to any contrary indication, be construed as a reference to a clause of or a schedule to this Agreement;

(c)           this Agreement, the Guarantee, the Notes or any other agreement or document will be construed as a reference to this Agreement, the Guarantee, the Notes or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated, supplemented or replaced.

1.3           The titles and headings of the Clauses are for convenience only and do not form part of this Agreement and shall in no way affect the interpretation of this Agreement.

2              PLEDGE

As security for the due and full payment and discharge of the Secured Obligations, the Pledgor agrees to grant and hereby grants to the Pledgee a continuing first priority pledge (gage de premier rang) over the Pledged Assets (the “Pledge”) in accordance with articles 3 and following of the law on financial collateral dated 5 August 2005 (Loi de 5 août 2005 sur les contrats de garantie financière) (the “Financial Collateral Law”), and the Pledgee agrees to accept and hereby accepts such Pledge.

3              PERFECTION OF THE PLEDGE

3.1           The Pledge is perfected by the acknowledgement and acceptance thereof by the Company and the entry (inscription) of the Pledge in the Company’s shareholders’ register (registre des associés) at the date of execution of this Agreement

3.2           The Company, by executing this Agreement, hereby expressly acknowledges and accepts the Pledge.

3.3           Upon the signing of this Agreement, the Pledgor shall inure the Company to (i) record the Pledge in the Company’s shareholders’ register by completing and inserting the wording of Schedule 1 to this Agreement, opposite the name of the respective Pledgor and Shares and (ii) confirm, immediately upon registration, in writing to the Pledgee that registration of the Pledge in the Company’s shareholders’ register has been done by the execution and delivery of a letter, substantially in the form of Schedule 2 to this Agreement, to the Pledgee together with a photocopy of the relevant pages of the shareholders’ register.

3.4           As soon as a Pledgor will acquire Pledged Assets after the date of this Agreement, the Pledgor shall inure the Company to forthwith register the Pledge with respect to those Pledged Assets in the Company’s shareholders’ register.

4              CONTINUING AND ADDITIONAL SECURITY

4.1           The Pledge will be a continuing security and shall not be considered as satisfied by any intermediate payment, satisfaction or settlement of any part of the Secured Obligations until expressly released in accordance with Clause 12.1 of this Agreement, and shall  remain in full force and effect until the due and full payment and discharge of the Secured Obligations.

4.2           The Pledge will be cumulative, in addition to and independent of any other security or security interest now or hereafter held by the Pledgee as security for the Secured Obligations or any rights, powers and remedies provided by law and shall not operate so as in any way to prejudice or affect or be prejudiced or affected by any security interest or other right or remedy which the Pledgee may now or in the future have in respect of the Secured Obligations.

4.3           The Pledgor hereby waives any rights it may have of first requiring the Pledgee to proceed against or claim payment from any other person or enforce any guarantee or security before enforcing the Pledge. The rights of the Pledgee hereunder are in addition to and not exclusive of those provided by law.

4.4           The Pledge shall not be discharged by the entry of any Secured Obligations into any current account, in which case the Pledge shall secure any balance of such current account up to the amount in which the Secured Obligations were entered therein.

4.5           To the extent permitted by law, the Pledgor recognises that the Pledge will not in any way be prejudiced or affected by any change in the articles of association or status of the Pledgor or by any limitation, disability, incapacity or other circumstances relating to the Pledgor or any other person, by any invalidity, illegality or unenforceability of the obligation of the Pledgor or any other person, and the Pledgor agrees to keep the Pledgee fully indemnified against any loss suffered as a result of any failure by the Pledgor to perform any such obligation or purported obligation.

4.6           The Pledgee may at any time without discharging or in any way affecting the pledge created hereby (a) grant the Pledgor any time or indulgence, (b) concur in any moratorium of the Secured Obligations, (c) amend the terms and conditions of the Secured Obligations, (d) abstain from taking or perfecting any other security and discharge any other security and (e) abstain from exercising any right or recourse or from proving or claiming any debt and waive any right or recourse.

5.             VOTING RIGHTS

5.1           Until the occurrence of an Event of Default, the Pledgor shall be entitled to exercise all voting rights in relation to the Shares in a manner which does not adversely affect this Pledge or cause an Event of Default to occur. After the occurrence of an Event of Default, the Pledgor shall not, without the prior written consent of the Pledgee, exercise any voting rights or otherwise in relation to the Shares and undertakes to request such consent in writing.

5.2           The Pledgee shall be entitled, after an Event of Default has occurred, to request the Pledgor to exercise the voting rights (to the extent permitted by law) or to appoint the Pledgee (or any person designed to the Pledgor by the Pledgee) as the Pledgor’s irrevocable proxy to represent the Pledgor at the relevant shareholders’ meeting and exercise the voting rights in any manner the Pledgee deems fit for the purpose of protecting and/or enforcing its rights hereunder. The Pledgor shall do whatever is necessary in order to ensure that the exercise of the voting rights in these circumstances is facilitated and becomes possible for the Pledgee or such other person, including the issuing of a writte proxy in any form required under applicable law.

The Pledgor hereby expressly acknowledges that, after the occurrence of an Event of Default, the Pledgee shall be totally and unconditionally authorised to exericse the voting rights attached to the Shares in any manner necessary or useful for the pusposed of ensuring the complete satisfaction of the Secured Obligations and hereby waives any claim it may have in this respect in particular with respect to the liability of the Pledgee or such other person (save for events of wilful misconduct, gross negligence or bad faith).

5.3           The Company will, following the notification by the Pledgee of the occurrence of an Event of Default, forthwith send to the Pledgee a copy of all agendas for future shareholders’ meetings and other documents relevant to such future shareholders’ meetings, notices and communications which it sends to shareholders of the Company, as well as copies of all resolutions that will be adopted by future shareholders’ meetings.

6.             DISTRIBUTIONS

6.1           If and as long as no Event of Default has occurred and is continuing, all distributions on the Shares, including dividends, will remain vested in the Pledgor.

6.2           Upon the occurrence of an Event of Default, which is continuing, any distributions on the Shares, including dividends, shall be paid to the Pledgee which shall apply these distributions exclusively towards the discharge of the Secured Obligations.

7.             SUBSCRIPTION RIGHTS

Unless agreed otherwise by the Pledgee, the Pledgor shall exercise all subscription rights to which the Shares may be entitled. The shares obtained by exercising these subscription rights shall be part of the Shares and the Pledge with respect of those Shares shall be registered in the Company’s shareholders’ register in accordance with Clause 2.

8.             REPRESENTATIONS AND WARRANTIES

In addition to the representations and warranties made in the Guarantee, the Pledgor hereby represents and warrants for the benefit of the Pledgee that:

(a)           the Pledgor and the Company are duly incorporated and validly existing under the laws of their jurisdiction of incorporation, have the power to enter into this Agreement and to exercise and perform their rights and obligations hereunder and have taken all corporate and other actions required for the execution, delivery and performance of this Agreement;

(b)           the granting of the pledge falls within the corporate purpose of the Pledgor, which has also satisfied itself that the benefits it expects to derive from the Guarantee and the Notes are an adequate consideration for it to grant this Pledge;

(c)           no demand, order or resolution for the winding-up or liquidation has been made or filed or is currently pending before the court in relation to the Pledgor or the Company and neither the Pledgor nor the Company are subject to any bankruptcy proceedings or proceedings for concordat préventif de faillite, gestion contrôlée or sursis de paiement;

(d)           the Shares represent, on the date of execution of this Agreement, sixty-five per cent (65%) of the issued share capital of the Company, are validly issued and fully paid up, and no dividends have been distributed on the Shares which remain unpaid on the date hereof;

(e)           on the date of execution of this Agreement, the Shares are, and shall remain, in registered form until the date upon which the Secured Obligations have been unconditionally and irrevocably paid and discharged in full;

(f)            the Pledgor is, on the date of execution of this Agreement, the registered and absolute legal owner and beneficial owner of the Shares, duly registered in the Company’s shareholders’ register. The Company’s shareholders’ register accurately reflects the number of shares held by the shareholders;

(g)           the Pledged Assets are free from any security interest, lien or encumbrance of any kind, except for the Pledge. The business of the Pledgor is not subject to a floating charge (gage sur fonds de commerce), similar foreign law security or any mandate to create the same, save as required or permitted under the Guarantee and/or  the Notes;

(h)           none of the rights attached to the Pledged Assets, and in particular voting rights or rights to dividends, have been transferred to any other shareholder or any other third party or may be exercised by any other party, by virtue of a power of attorney, a proxy or a similar authorisation;

(i)            this Agreement constitutes the legal, valid and binding obligations of the Pledgor, enforceable in accordance with its terms save (i) that an order for specific performance is at the discretion of the courts and (ii) for all laws affecting creditor’s rights generally.

9.             UNDERTAKINGS AND COVENANTS

In addition to any covenants and undertakings made by the Pledgor in theGuarantee, the Pledgor hereby undertakes and covenants the following:

(a)           to preserve and maintain its Pledged Assets until all Secured Obligations which have arisen have been unconditionally and irrevocably paid and discharged in full, as set forth in Clause 12, and not to waive, without the prior written consent of the Pledgee, any rights attached to its Shares and in general not to perform any acts which result in a reduction of the value of its Pledged Assets;

(b)           to give, execute, deliver, file, register and record, authorise or obtain all such notices, instruments, documents, agreements, or other papers, and take such other action, as may be necessary or desirable (in the reasonable judgement of the Pledgee) to create, preserve, publish notice of, perfect, validate or preserve the priority of the Pledge or to enable the Pledgee to exercise and enforce its rights hereunder with respect to such pledge and to do all such acts as to facilitate, to the extent permitted by law, the appropriation of the Pledged Assets or any part thereof in the manner contemplated by this Agreement;

(c)           without prejudice to Clause 5.1, not to vote in any manner that is inconsistent with the terms of this Agreement,  the Guarantee or the Notes and not to exercise its voting rights in any way which might affect the Pledge or the rights of the Pledgee under this Agreement, the Guarantee and the Notes;

(d)           in the event that a Pledgor foresees or reasonably should foresee that the Pledgee’s interest would be affected by the exercise of voting rights, to consult with the Pledgee, prior to exercising its voting rights, on the resolution to be passed and subsequently vote in accordance with the instructions of the Pledgee;

(e)           not, without the express prior written consent of the Pledgee:

(i)            create or permit to subsist any security interest, pledge or encumbrance on or over the Pledged Assets or any part thereof or interest therein, other than the Pledge;

(ii)           permit the Company to cancel, reduce, increase, redeem, create or issue or put under option any shares or other securities of the Company, or securities convertible or exchangeable into shares or other securities of the Company, or to make otherwise any alteration to, or reorganise, the capital of the Company; or

(iii)          permit any modification of the articles of association of the Company which could have an adverse impact on the rights of the Pledgee under this Agreement,  the Guarantee and the Notes;

(f)            to take all such other measures as may reasonably be required to protect the Pledgee’s interest in the Pledged Assets and to ensure that the security constituted by this Agreement and its undertakings and obligations under this Agreement will inure to the benefit of any such assignee of the Pledgee as is referred to in Clause 17.

10.          SHAREHOLDER APPROVAL

The enforcement of the Pledge created hereunder may result in the transfer of the Shares to a third party and as shareholder of the Company on the date hereof, the Pledgor hereby expressly and specifically, approves and accepts such transfer and such transferee(s) as new shareholder(s) of the Company, whoever it, he, she or they may be, and the Pledgor undertakes to take all necessary and possible steps, if and when so required, to reiterate this approval and acceptance, respectively, by way of a formal shareholder’s resolution.

11.          ENFORCEMENT

11.1         Upon the occurrence of an Event of Default and at any time thereafter for so long as such an Event of Default is continuing, the Pledgee shall be entitled to exercise all its rights and powers by virtue of this Agreement, without prior notice.

11.2         Without limiting the generality of the forgoing, the Pledgee shall be entitled to realise the Pledged Assets in any manner as provided for, or permitted by Luxembourg law or to request attribution by the competent court, in all cases, without prejudice to any rights of appropriation in relation to the Pledged Assets arising under this Agreement or any applicable laws.

11.3         In case of a private appropriation of the Pledged Assets (to the extent permitted by applicable law), the Pledged Assets shall be valued by an independent expert, appointed upon the request of any of the parties by the president of the Institut Luxembourgeois des Réviseurs d’Entreprises.

11.3         Any moneys received by the Pledgee upon enforcement of the Pledge in accordance with the provisions of this clause 11 shall be applied to pay all or any part of the then outstanding Secured Obligations.

12.          TERMINATION

12.1         This Agreement and the Pledge will be and remain in full force and effect until all Secured Obligations have been fully repaid or discharged to the satisfaction of the Pledgee.

12.2         Upon termination of this Agreement and of the Pledge in accordance with Clause 12.1, the Pledgee will, at the reasonable request of the Pledgor, issue a notice of confirmation of release to the Pledgor.

13.          LIABILITY AND INDEMNITY

13.1         The Pledgee shall not be liable for any losses arising in connection with the exercise of any of its rights, powers and discretions hereunder save for liabilities and expenses arising from the gross negligence or wilful default of the Pledgee.

13.2         The Pledgor will indemnify the Pledgee and every attorney which may be appointed from time to time in respect of all liabilities and reasonable documented expenses incurred by it, him, her or them in the execution of any rights, powers or discretions vested in it, him, her or them pursuant hereto save for liabilities and expenses arising from the gross negligence or wilful default of the Pledgee or its attorneys or both.

14.          WAIVERS, REMEDIES CUMULATIVE

No waiver of any of the terms hereof shall be effective unless in writing signed by the Pledgee. No delay in or non-exercise of any right by the Pledgee shall constitute a waiver. Any waiver may be on such terms as the Pledgee sees fit. The rights, powers and discretions of the Pledgee herein are additional to and not exclusive of those provided by law, by any agreement with or other security in favour of the Pledgee.

15.          COSTS

(a)           The Pledgor will reimburse the Pledgee:

(i)            for all documented charges and expenses incurred in the negotiation, preparation and execution of this Agreement and all waivers, discharges, amendments and other documents in connection herewith (including, but not limited to, the fees and expenses of legal advisers and any VAT thereon); and

(ii)           subject to clause 13, for all charges and expenses incurred by the Pledgee in connection with the enforcement of or preservation of any rights under this Agreement (including, but not limited to, the fees and expenses of legal advisers and any VAT thereon).

(b)           The Pledgor will pay or procure the payment when due of all present and future registration fees, stamp duties and other imposts or transaction taxes in relation to this Agreement and keep the Pledgee indemnified against any failure or delay in paying the same.

16.          NOTICES

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person or sent by registered mail, charges prepaid, or by facsimile, addressed as follows:

(i)            to the Pledgor in the English language at:

Hauppauge Digital, Inc.

91 Cabot Court

Hauppauge New York 11788

Fax number:  631 434 3198

Att.:  Gerald Tucciarone

(ii)           to the Pledgee, in the English language at:

JPMorgan Chase Bank, N.A.

395 North Service Road, Suite 302

Melville New York 11747

Fax number:  631 755-0137

Att.:    Relationship Manager – Hauppauge Computer Works, Inc.

(iii)          to the Company in the English language at:

Hauppauge Digital Europe S.àr.l

12, rue Léon Thyes

L-2636 Luxembourg

Fax number: 49 2161 694 888

Att.:    Chris Strijbosch

Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered (in person) or dispatched by facsimile if so delivered or dispatched prior to 6:00 p.m. local time at the place of receipt (or, if such day is not a Business Day or such communication is delivered or dispatched after 6:00 p.m. local time at the place of receipt, on the next following Business Day) or, if mailed, on the third Business Day after having been posted.

Each party may at any time change its address for service from time to time by giving notice to the other parties to this Agreement in accordance with this clause.

17.          ASSIGNMENT

17.1         In the case of an assignment, transfer or novation by any party to the Guarantee and the Notes to one or several transferees of all or any part of its rights and obligations under the Guarantee and the Notes, the Pledgee and the Pledgor hereby agree that in such event, to the extent required under applicable laws, the security interest created hereunder shall be preserved for the benefit of the Pledgee as expressly permitted under articles 1278 to 1281 of the Luxembourg civil code.

17.2         The Pledgor may not assign any of its rights under this Agreement without the prior written consent of the Pledgee. The Pledgee may assign all or any part of its rights under this Agreement. Such assignment by the Pledgee shall be enforceable towards the Pledgor pursuant to the provisions of article 1690 of the Luxembourg civil code.

18.          GOVERNING LAW AND JURISDICTION

18.1         This Agreement will be governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg.

18.2         The courts of the district of Luxembourg City are to have non- exclusive jurisdiction to settle any disputes which may arise in connection with this Agreement.

19.          AMENDMENTS

19.1         This Agreement will not be amended, modified or rescinded except in writing and duly signed by authorised signatories of the Pledgor, the Company and the Pledgee.

19.2         Any amendment, addendum and schedule so signed will constitute part of this Agreement.

20.          COUNTERPARTS

At least three counterparts of this Agreement have been executed by the parties hereto, each of which will be deemed to be an original but all of which taken together will constitute a single agreement.

21.          SEVERABILITY

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF the parties hereto have executed this Agreement in three counterparts on the date first above written by attaching their respective signatures to the following page.

EXECUTION PAGE TO THE SHARE PLEDGE AGREEMENT DATED DECEMBER 1, 2005

For and on behalf of
Hauppauge Digital, Inc.
as Pledgor

/s/ Kenneth Plotkin
Name:	Kenneth Plotkin
Title:	President

For and on behalf of
JPMorgan Chase Bank, N.A.
as Pledgee

/s/ Christopher Jantzen
Name:	Christopher Jantzen
Title:	Vice President

The Pledge created by this Agreement and (so far as the Company is concerned) the terms and conditions thereof are hereby expressly accepted by the Company.

For and on behalf of
Hauppauge Digital Europe S.àr.l.
as the Company

/s/ Kenneth Plotkin
Name:	Kenneth Plotkin
Title:	Manager

Schedule 1

“Eight thousand twenty three (8023)  of the above shares held by Hauppauge Digital, Inc. are subject to a first priority pledge in favour of JPMorgan Chase Bank, N.A. pursuant to a share pledge agreement dated December 1, 2005 made between Hauppauge Digital, Inc., as pledgor and JPMorgan Chase Bank, N.A., as pledgee”

Schedule 2

Hauppauge Digital Europe S.àr.l.

12, rue Léon Thyes

L-2636 Luxembourg

To:	JPMorgan Chase Bank, N.A.
395 North Service Road, Suite 302
Melville New York 11747

Date:	December 1, 2005

Dear Sirs,

We write with reference to the share pledge agreement of even date herewith entered into between you as pledgee, Hauppauge Digital Inc., as pledgor and ourselves (the “Share Pledge Agreement”).

We hereby inform you that:

(a)           the pledge on eight thousand twenty three (8023) registered shares, granted to you in accordance with the Share Pledge Agreement, by Hauppauge Digital, Inc. has been duly registered on the date of this letter in the shareholders’ register; and

(b)           our shareholders’ meeting has duly approved the creation of such pledge in accordance with article 189 of the law on commercial companies dated 10 August 1915, as amended and article 7 of the articles of association of our company and has agreed that the effect of such approval shall extend to any transfer of shares that may take place as a result of the enforcement of the pledge.

Duly certified copies of the relevant entries into the shareholders’ register, as made on the date hereof, and the minutes of the shareholders meeting are attached for your records.

We hereby agree to inform you of any further changes made or to be made in the shareholders’ register.

This letter is construed and shall be governed in accordance with the laws of Luxembourg.

Truly yours,

Hauppauge Digital Europe S.àr.l.
By: Kenneth Plotkin
Title: Manager